Exhibit 10.1

Date:	February 5, 2022
To:	Mandy Yang
From:	Badri Kothandaraman
Re:	Promotion

In recognition of your valued contribution to Enphase Energy, we are pleased to promote you to Vice President and Chief Financial Officer, reporting to me.
This memo confirms your promotion effective February 15, 2022. As part of your promotion to this position, your annual bonus target will be increased to 75% of your base salary.
In addition, we will recommend to the Board of Directors of the Company that you be granted 40,000 Restricted Stock Units (RSU’s) under the Company’s 2021 Equity Incentive Plan (the "Plan") (as adjusted for stock splits, stock dividends, reclassifications and the like). The shares will be subject to the terms and conditions applicable to shares granted under the Plan, as described in and subject to the Plan and the applicable stock award or purchase agreement. Subject to your continued employment and the terms and conditions of the Plan and applicable agreement, (a) 25% of the shares (rounded down to the nearest whole share) shall vest on the Initial Vesting Date of the 10th of the month one year following the grant date and (b) thereafter 12.5% of the shares (rounded down to the nearest whole share, except for the last vesting installment) shall vest and become exercisable on each six-month anniversary of the Initial Vesting Date, provided that the grantee remains in Continuous Service (as defined in the Plan) from the Date of Grant through each such vesting date.

Except for the items mentioned above, all other terms and conditions of your employment remain the same.

Congratulations and best wishes on your continued success.

Sincerely,

/s/ BADRINARAYANAN KOTHANDARAMAN
Badrinarayanan Kothandaraman
President and Chief Executive Officer